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                        STARWOOD LODGING CORPORATION c/o
                          Starwood Capital Group, L.P.
                              Three Pickwick Plaza
                                    Suite 250
                               Greenwich, CT 06830



VIA FAX


April 19, 1996


Mr. Ted Darnall
226 Salem
Pittsburgh, PA 15241

Dear Ted:

         We are very pleased to submit this offer for your full-time employment by Starwood Lodging Corporation (the "Company") as the Chief Operating Officer of the Company. As you know, shares of the Company trade on the NYSE and are paired with those of Starwood Lodging Trust (the "REIT"), which, in 1995, was the nation's number #1 performing hotel company and the number #1 performing real estate investment trust in all asset categories. We expect the total combined capitalization of the Company and the REIT to be well in excess of $1 billion in the near future and, at present, have over $500 million of transactions in our acquisitions "pipeline". We are very excited about the prospects of having someone with your talent and abilities join our effort to build one of the nation's best vertically- integrated hotel companies. The following will serve to confirm the principal attributes of your employment:

         1. START DATE: Your employment will commence on or before May 9, 1996.

         2. DUTIES: You shall be the Chief Operating Officer of the Company and shall perform such duties and services as may be assigned to you from time to time by the Chief Executive Officer and/or the Board of Directors. You shall devote your full time and attention to the affairs of the Company and to your duties as Chief Operating Officer.

         3. BASE SALARY: Your initial base salary expressed in annualized terms will be $275,000 per year, payable bi-weekly and subject to the usual withholdings for FICA, 401(k) contributions (to the extent the Company has or adopts a 401(k) program), state and federal unemployment tax and Medicare. The initial base salary shall be operative for the balance of the calendar year 1996 and for 1997 and will be subject to annual review and potential increase by the Board of Directors for subsequent calendar years in which you remain in the employ of the Company.
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         4. BONUS: You will be eligible to receive a performance bonus based upon achieving specified performance criteria which will be established by the Board of Directors. The bonus will be up to 100% of your base salary in effect for the period for which a bonus is being considered. However, for the calendar year 1996 you will be guaranteed a minimum bonus equal to 50% of your annualized base salary as if you had been in the employ of the Company for the entire calendar year 1996. Any additional bonus for 1996 will be based upon meeting or exceeding the criteria established by the Board of Directors.

         5. EMPLOYEE BENEFITS: You shall be eligible to participate in all employee benefit programs of the Company as are generally available to other executives of the Company.

         6. OPTIONS: You will receive 50,000 options for paired shares in the Company and Starwood Lodging Trust on the date your employment commences. Such options will be at the fair market value (i.e., closing price) of the paired shares on the NYSE on such date. Such options will vest one-third annually on each anniversary of your employment commencement date. The contingencies to vesting and any acceleration of vesting will be the same as are applicable generally to the options held by other senior executives of the Company. You will be considered for additional options in the future, based on your and the Company's performance. At the time shares are delivered pursuant to the exercise of your options, such shares shall be subject to resale pursuant to the requirements of Rule 144.

         7. RESTRICTED STOCK: You will receive an initial award of $1,000,000 of restricted stock or of securities having equivalent value pursuant to a restricted stock and other incentive program, the details of which are currently being worked on by the Company. The performance criteria and other contingencies associated with such restricted stock or other securities shall be the same as those generally applicable to other senior executives of the Company. In no event will the vesting period for such restricted stock exceed three years and you will be entitled to receive dividends on your restricted stock even though the same are not fully vested (subject to prospective forfeiture in the event and to the extent that the restricted stock grant falls to vest in whole or in part). We anticipate that, under the program which the Company is currently developing you will be eligible for additional grants of restricted stock in the future based on your and the Company's performance.

         8. RELOCATION EXPENSES: The Company will pay the reasonable, out-of-pocket costs of relocating your household furnishings and your family from Pittsburgh to the Company's new headquarters. As you know, the Company anticipates moving its current offices from LA in the near future. At the present time, Atlanta and Fairfield County, CT are both under consideration as potential areas in which to relocate the Company. While Atlanta appears to be our lead candidate at the moment, no final decision has been made to this point. We would anticipate that this decision will be made within the next 30 to 60 days.

         Relocation expenses will include the payment of normal escrow costs and financing costs (up to two (2) points of the loan amount) of a new home. In addition, such costs will include the actual real estate commissions (to a maximum of six (6) percent) and other closing costs on the sale of your Pittsburgh residence.

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         You will receive a bridge loan of up to $250,000 to enable you to purchase a new home at the Company's new headquarters while you are selling your home in Pittsburgh. Upon sale of your Pittsburgh home, you will pay the bridge loan down to $150,000. The bridge loan would be secured by a second mortgage on your new home, would be non-interest bearing and would mature when your employment ceases with the Company.

         In the event you purchase a new home at a time when you still have not sold your home in Pittsburgh, the Company agrees to reimburse you the cost of utilities, first mortgage interest, taxes and insurance on your home in Pittsburgh or, if you prefer, on your new home through the earlier to occur of the first anniversary of your acquisition of your new home or the sale of your home in Pittsburgh.

         The Company will also reimburse you for out of pocket temporary housing expenses (for up to six months) and for three househunting trips for you and your family. In addition, the Company shall reimburse you for up to $3,000 of out-of-pocket costs incurred by you on weekend visits to your family while you are employed at a location away from you family's place of residence.

         9. TERMINATION/SEVERANCE: The Company reserves the right to terminate your employment with or without cause at any time. In the event of an involuntary termination without cause or in the event of any breach by the Company of your employment agreement entitling you to terminate same (after expiration of applicable notice and cure periods for the benefit of the Company), you shall receive, as your sole right, exclusive remedy and liquidated damages, a termination package equal to twelve (12) months base salary and the vesting of your options and restricted stock shall be accelerated to the date of such termination. The Company will also continue to provide medical benefits coverage during the 12 month period subsequent to the termination of your employment.

         No severance shall be due in the event that you are terminated for cause or in the event that you leave the full-time employ of the Company voluntarily.

         In the event of any employment-related disputes with respect to your employment by the Company, then you and the Company agree that the same shall be resolved through binding arbitration in the jurisdiction of the Company's headquarters and in accordance with the rules and procedures from time to time of the American Arbitration Association.

         10. REIMBURSEMENT:

         The Company has reviewed your existing employment agreement with Interstate Hotels Corporation dated December 1, 1995. The Company has no desire to obtain nor to utilize any proprietary or confidential information to which you may have had access in your current employment with Interstate. Thus, in the performance of your duties for the Company, you shall not utilize nor disclose (whether to the Company or to any of its officers, employees, directors or agents), and the Company agrees that it shall not request that you utilize or disclose, any trade secrets or other proprietary or confidential information of your existing employer, including, but without limitation, customer lists. The Company

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agrees to reimburse you your legal fees for your defense (by counsel to be chosen by the Company) of any equitable or legal relief which your current employer may seek against you for any alleged breach of said employment contract resulting from your employment by the Company and to indemnify you against any damages sought to be recovered by your current employer for alleged breach of said employment contract, provided, however, that such reimbursement and indemnification obligations shall not extend to legal fees incurred with respect to, nor to damages resulting from, any alleged breach of such contract other than an alleged violation of the non-competition, confidentiality or non-solicitation covenants resulting from your employment by the Company. In the event that, as a result of the foregoing limitations, you are not entitled to full reimbursement of your legal fees by the Company or to full indemnification for any damages resulting from alleged breaches of said employment contract, then your legal fees and any obligation to pay damages shall be prorated between reimbursable and non-reimbursable components in a fair and equitable manner, as to be determined from time to time by a mutually acceptable, independent third party knowledgeable in such matters, who shall be designated in your employment contract with the Company. The Company reserves the right to settle, in whole or in part, without your consent and at the Company's sole cost and expense, any matter for which reimbursement or indemnification obligations have been undertaken by the Company hereunder so long as the terms of any such settlement shall not include any admission of liability or of wrongdoing on your part.

         This letter represents the entirety of our agreement with respect to your employment and any prior discussions or negotiations are hereby merged herein. Once you've accepted this offer, the Company's counsel will prepare a more formal employment agreement that will incorporate, without limitation, the principal terms of your employment set forth herein. Such employment will include mutually acceptable provisions as to the maintenance by you of agreement with confidentiality with respect to the Company's confidential and/or proprietary information, as well as a non-compete that will be operative during the term of your employment.

         If this offer is acceptable to you, then please sign this letter in the space provided below and return a copy of this letter to Barry Sternlicht by Monday, April 22, 1996.

         Ted, on a personal note, I know I speak on behalf of all of the senior executives of the Company and the REIT in saying that we are delighted for the Company's extending you this offer and we look forward to building a great company in tandem with your capabilities

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and experience. You are ready to be the COO of a major company and I believe that your will find this position to be as challenging and rewarding as you care to make it.

                                              Very truly yours,


                                              STARWOOD LODGING CORPORATION



                                              By:
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                                                  Barry S. Sternlicht
                                                  Authorized Signatory

ACCEPTED AND AGREED TO:



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         Ted Darnall





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